Libbey Inc.
300 Madison Ave
P.O. Box 10060
Toledo, OH 43699

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AT THE COMPANY: AT FINANCIAL RELATIONS BOARD:

Kenneth Boerger Suzy Lynde VP/Treasurer Analyst Inquiries (419) 325-2279 (312) 640-6772

FOR IMMEDIATE RELEASE TUESDAY, JUNE 28, 2005

LIBBEY INC. UPDATES EARNINGS EXPECTATIONS FOR THE SECOND QUARTER OF 2005; ANNOUNCES PLANS TO
REDUCE SALARIED WORKFORCE AND TO TAKE SECOND QUARTER EARNINGS CHARGE

TOLEDO, OHIO, JUNE 28, 2005—Citing lower than expected sales as the result of a general fall-off of sales both domestically and internationally and lower than expected results at its joint venture in Mexico, Libbey Inc. (NYSE: LBY) announced that it expects its diluted loss per share for the second quarter ending June 30, 2005, to be between $0.05 and $0.10 on sales of between $140 and $144 million, as compared with $135.8 million in the prior year second quarter. The Company reported that its diluted earnings per share for the quarter, excluding capacity realignment charges associated with the previously announced shutdown of its City of Industry, California, plant in February 2005 and charges associated with the salaried workforce reduction, are expected to be between $0.23 and $0.28 per diluted share as compared with $0.68 in the prior-year quarter. Savings generated by the closure of the California facility are expected to be between $1.5 and $1.7 million during the second quarter of 2005. This is substantially less than the savings of approximately $3 million expected during each of the third and fourth quarters of 2005. Beginning in the third quarter, the annualized savings are expected to be between $11 and $13 million on a pre-tax basis.

Second quarter earnings are expected to be negatively impacted by $0.25 to $0.27 cents per share as a result of sales to retail, industrial and foodservice customers being lower than expected. The lower sales are the result of an adverse mix shift, timing of some shipments moving to the third quarter and a key foodservice customer realigning purchasing patterns.

In addition, a negative impact of $0.10 to $0.12 is expected as a result of less than expected performance at Vitrocrisa, Libbey’s joint venture in Mexico. The major contributors to this revised forecast are lower sales and production activity, increased currency translation loss as the result of a stronger peso and higher packaging costs. In the second quarter of 2005, Vitrocrisa implemented a plan to reduce costs and focus its production activities in areas of core competency. This phase of the cost reduction plan incorporated the idling of two production lines and related fixed and variable costs and the reduction of certain managerial positions. These activities are expected to generate savings of approximately $2 million per annum starting late in the second quarter. Severance costs of approximately $0.6 million have been incurred year-to-date by Vitrocrisa, related to these profit-improvement initiatives. Vitrocrisa regularly reviews changes in its operations to improve its sales prospects and cost profile and these activities continue.

Libbey also announced that it has implemented plans to reduce its North American salaried workforce by approximately seven percent by June 30, 2005. This initiative is a part of Libbey’s efforts to address the Company’s overall cost profile. The charges that will be required for this salaried reduction program are expected to be approximately $5.5 million, or approximately $0.27 per diluted share during the second quarter. Upon the completion of this salaried workforce reduction, Libbey will have reduced its salaried workforce by over ten percent during the first six months of 2005, in addition to the reductions associated with the closing of its facility in California. The annual savings expected from these workforce reductions are expected to be $4.5 million per year.

The Company expects to announce earnings for the second quarter of 2005 on July 28, 2005, and will update its forecast for the third quarter and the remainder of 2005 at that time.

The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases.
Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements;increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company’s joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:

•	is a leading producer of glass tableware in North America;

•	is a leading producer of tabletop products for the foodservice industry; and,

•	exports to more than 90 countries.

Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, in Portugal and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2004, Libbey Inc.’s net sales totaled $544.8 million.